Exhibit 99.1

GAP INC. REPORTS FIRST QUARTER EARNINGS

Management Revises Earnings Guidance for Fiscal Year 2011

SAN FRANCISCO – May 19, 2011 – Gap Inc. (NYSE:GPS) today reported that net income for the first quarter, which ended April 30, 2011, decreased 23 percent to $233 million compared with $302 million for the first quarter last year. Net sales decreased 1 percent to $3.30 billion, which includes the impact of the March 2011 earthquake and related events in Japan. Comparable sales, which includes associated comparable online sales, decreased 3 percent. First quarter diluted earnings per share was $0.40.

As stated earlier in the year, the company expects business performance during fiscal year 2011 to be heavily impacted by pressure from sourcing cost inflation, particularly in its value channels. While the company anticipated that the cost of goods would increase during the back half of the year, costs are actualizing above the initial estimates. The company now expects product costs per unit to be up about 20 percent in the back half of the year, which will more than outweigh retail price increases. As a result, the company has revised guidance for fiscal year 2011 diluted earnings per share to be in the range of $1.40 to $1.50.

“While we acknowledge that costing pressure is impacting our business, we’re working hard to navigate this short-term macro challenge to our profitability in the current fiscal year,” said Glenn Murphy, chairman and chief executive officer of Gap Inc. “That said, our strategy remains the same – to deliver consistent, steady growth in North America while investing in our long-term global initiatives, especially in online and international.”

During the quarter, the company continued to make bold and necessary changes both organizationally and operationally to simplify decision-making, bolster speed of execution, and accelerate global growth. During the first quarter of fiscal year 2011, the company announced several organizational changes in Gap brand including the formation of a Gap Global Creative Center in New York, as well as the initiation of a formal search to replace the brand’s head of Adult product design. The company also combined its international operations into one division, based out of London.

Murphy added, “We are disappointed in our quarterly performance, however remain invigorated by the opportunities ahead. We’re focused on making the necessary adjustments across the business to deliver the kind of sales we should expect from our brands.”

Additional First Quarter Highlights

•	Repurchased about 25 million shares for $548 million, underscoring the company’s continued commitment to return cash to shareholders.

•	Raised $1.65 billion of debt, reflecting the company’s financial strength and ability to generate consistent and strong operating cash flow.

•	Total online net sales increased 18 percent to $348 million compared with $295 million last year.

•

Continued to deliver on its global growth plans by launching a Gap store on China’s largest e-commerce website, Taobao Mall, bringing the brand’s modern, accessible style to online shoppers across Asia. The global retailer also opened another company-operated Gap store in Beijing, bringing Chinese consumers a fifth store to experience and shop the brand’s affordable and high quality clothes.

•	Franchise net sales increased 43 percent compared with last year. The company recently announced two new agreements signed during the first quarter to introduce Gap brand to Serbia and Ukraine.

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The company continued to drive forward on its growth initiatives including the signing of two new leases to take Athleta into the heart of New York’s Upper West and Upper East Side districts later this year.

First Quarter Comparable Sales Results

The company’s first quarter comparable sales were down 3 percent compared with a 5 percent increase in the first quarter last year. The company’s comparable sales include the associated comparable online sales. For the first quarter of fiscal year 2011, online sales positively affected comparable sales for Gap Inc. by 2 percentage points.

Comparable sales for the first quarter of fiscal year 2011, including the associated comparable online sales, were as follows:

•	Gap North America: negative 3 percent versus positive 3 percent last year

•	Banana Republic North America: negative 1 percent versus positive 6 percent last year

•	Old Navy North America: negative 2 percent versus positive 6 percent last year

•	International: negative 6 percent versus flat last year

First Quarter Net Sales Results

The following tables represent the company’s first quarter net sales:

($ in millions) Quarter Ended April 30, 2011	Gap	Old Navy	Banana Republic	Other (3)	Total
U.S. (1)	$743	$1,097	$460	$—	$2,300
Canada	70	88	43	—	201
Europe	161	—	11	15	187
Asia	190	—	24	16	230
Other regions	—	—	—	29	29

Total Stores reportable segment	1,164	1,185	538	60	2,947
Direct reportable segment (2)	96	140	41	71	348

Total	$1,260	$1,325	$579	$131	$3,295

($ in millions) Quarter Ended May 1, 2010	Gap	Old Navy	Banana Republic	Other (3)	Total
U.S. (1)	$788	$1,163	$468	$—	$2,419
Canada	73	92	41	—	206
Europe	156	—	7	11	174
Asia	180	—	24	13	217
Other regions	—	—	—	18	18

Total Stores reportable segment	1,197	1,255	540	42	3,034
Direct reportable segment (2)	79	122	34	60	295

Total	$1,276	$1,377	$574	$102	$3,329

(1)	U.S. includes the United States and Puerto Rico.
(2)	In July 2010, the company began selling products online to customers in select countries outside the U.S. using a U.S.-based third party that provides logistics and fulfillment services. In August 2010, the company began selling products online to customers in select countries outside the U.S. utilizing our own logistics and fulfillment capabilities.
(3)	Other includes our wholesale business, franchise business, Piperlime, and Athleta.

Additional Results and 2011 Outlook

Earnings per Share

First quarter diluted earnings per share of $0.40 decreased 11 percent compared with $0.45 for the first quarter last year.

The company revised its guidance for fiscal year 2011 diluted earnings per share to be in the range of $1.40 to $1.50.

Depreciation and Amortization

The company continues to expect depreciation and amortization expense, net of amortization of lease incentives, for fiscal year 2011 to be about $550 million.

Operating Expenses

The company continued to manage costs tightly in the first quarter of fiscal year 2011. First quarter operating expenses were $918 million, down $9 million from last year and about flat to last year as a percentage of sales. Marketing expenses for the quarter were $119 million, up $6 million compared with last year, driven primarily by Athleta and China.

Effective Tax Rate

The effective tax rate was 38.8 percent for the first quarter of fiscal year 2011. The company continues to expect that the effective tax rate will be about 39 percent for fiscal year 2011.

Inventory

The company reported that inventory per store was up 9.9 percent at the end of the first quarter of fiscal year 2011 compared with last year, slightly higher than expected driven by decreased sales associated with the events in Japan. The increase in North America was several points below that of Gap Inc.

Given the increases in average unit costs and international store growth, inventory per store is expected to be up in the teens at the end of the second quarter of fiscal year 2011 compared with the second quarter last year. Please see the Financials section under the Investors tab on www.gapinc.com for the company’s explanation of numerical range guidance.

Cash and Cash Equivalents and Short-term Investments

The company ended the first quarter of fiscal year 2011 with $2.5 billion in cash and cash equivalents and short-term investments. Year to date, free cash flow, defined as net cash provided by operating activities less purchases of property and equipment, was an inflow of $104 million compared with an inflow of $222 million last year. Please see the reconciliation of free cash flow, a non-GAAP financial measure, from the GAAP financial measure in the tables at the end of this press release.

Share Repurchases

During the first quarter of fiscal year 2011, the company repurchased about 25 million shares for $548 million.

Dividends

The company paid a dividend of $0.1125 per share during the first quarter of fiscal year 2011, which was an increase of 13 percent compared with last year.

Capital Expenditures

Year to date, capital expenditures were $127 million. The company continues to expect fiscal year 2011 capital spending of about $575 million.

Real Estate

During the first quarter of fiscal year 2011, the company opened 25 store locations and closed 26 store locations.

The company ended the first quarter of fiscal year 2011 with 3,245 store locations in 32 countries, including franchise stores.

Net square footage of company-operated stores decreased 2 percent to 37.8 million compared with last year.

The company now expects net openings of about 75 stores, including franchise stores, during fiscal year 2011. This figure is up from the company’s previous guidance of about 65 stores, driven primarily by additional Outlet store openings in North America. As a result, full year net square footage for company-operated stores is now expected to decrease by about 2 percent for fiscal year 2011.

	Quarter Ended April 30, 2011
	Store Locations Beginning of Q1	Store Locations Opened	Store Locations Closed	Store Locations End of Q1	Square Feet (millions)
Gap North America	1,111	2	9	1,104	11.1
Gap Europe	184	3	3	184	1.6
Gap Asia	135	4	1	138	1.3
Old Navy North America	1,027	6	12	1,021	18.6
Banana Republic North America	576	—	—	576	4.9
Banana Republic Asia	29	—	1	28	0.2
Banana Republic Europe	5	2	—	7	0.1
Athleta North America	1	—	—	1	—
Total company-operated stores	3,068	17	26	3,059	37.8
Franchise	178	8	—	186	N/A

Total	3,246	25	26	3,245	37.8

Webcast and Conference Call Information

Mark Webb, vice president, Investor Relations, will host a summary of Gap Inc.’s first quarter fiscal year 2011 results in a live conference call and real-time webcast at approximately 5 p.m. Eastern time today. Mr. Webb will be joined by Glenn Murphy, Gap Inc. chairman and chief executive officer, and Sabrina Simmons, Gap Inc. chief financial officer.

To access the conference call, please dial (800) 374-0168, or (706) 634-0994 for international callers. The webcast is located on the Financial News and Events page of the Investors section at www.gapinc.com. Replay of this event will be made available on (800) GAP-NEWS for four weeks after today’s press announcement and archived on www.gapinc.com.

May Sales

The company will report May sales on June 2, 2011.

Forward-Looking Statements

This press release and related conference call and webcast contain forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “project,” and similar expressions also identify forward-looking statements. Forward-looking statements include statements regarding the following:

•	impacts of sourcing cost inflation, including margin impact;

•	average unit costs and average unit retail prices in fiscal year 2011 and beyond;

•	earnings per share for fiscal year 2011;

•	delivering consistent and steady growth in North America;

•	investing in long-term global initiatives, including online and international;

•	depreciation and amortization for fiscal year 2011;

•	effective tax rate for fiscal year 2011;

•	inventory per store at the end of the second quarter of fiscal year 2011;

•	capital expenditures for fiscal year 2011;

•	store openings and closings for fiscal year 2011;

•	real estate square footage for fiscal year 2011;

•	managing expenses tightly;

•	interest expense in fiscal year 2011;

•	buying units down;

•	distributing cash to shareholders;

•	the impact of the March 2011 earthquake and related events in Japan, including the impact on consumer spending, traffic, and store openings; and

•	future store openings, including China, Italy, franchise, Athleta, and Old Navy Japan stores.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause the company’s actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the following:

•	the risk that additional information may arise during the company’s close process or as a result of subsequent events that would require the company to make adjustments to the financial information;

•	the risk that changes in general economic conditions or consumer spending patterns will have a negative impact on the company’s financial performance or strategies;

•	the highly competitive nature of the company’s business in the United States and internationally;

•	the risk that the company will be unsuccessful in gauging fashion trends and changing consumer preferences;

•	the risk that the company’s efforts to expand internationally may not be successful and could impair the value of its brands;

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the risk that the impacts of the March 2011 earthquake, tsunami and nuclear crisis in Japan, including damage to stores and infrastructure, and reduced consumer spending, will have adverse effects on the company’s business, financial position and strategies;

•	the risk that the company’s franchisees will be unable to successfully open, operate, and grow the company’s franchised stores;

•	the risk that the company will be unsuccessful in identifying, negotiating, and securing new store locations and renewing or modifying leases for existing store locations effectively;

•	the risk that comparable sales and margins will experience fluctuations;

•	the risk that the company will be unsuccessful in implementing its strategic, operating and people initiatives;

•	the risk that changes in the company’s credit profile or deterioration in market conditions may limit its access to the capital markets;

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the risk that trade matters, sourcing costs, events causing disruptions in product shipments from China and other foreign countries, or an inability to secure sufficient manufacturing capacity may disrupt the company’s supply chain or operations, or impact its financial results;

•	the risk that updates or changes to the company’s information technology (“IT”) systems may disrupt its operations;

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the risk that acts or omissions by the company’s third-party vendors, including a failure to comply with the company’s code of vendor conduct, could have a negative impact on its reputation or operations;

•	the risk that the company does not repurchase some or all of the shares it anticipates purchasing pursuant to its repurchase program;

•	the risk that the adoption of new accounting pronouncements will impact future results;

•	the risk that changes in the regulatory or administrative landscape could adversely affect the company’s financial condition and results of operations; and

•	the risk that the company will not be successful in defending various proceedings, lawsuits, disputes, claims, and audits.

Additional information regarding factors that could cause results to differ can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended January 29, 2011.

These forward-looking statements are based on information as of May 19, 2011. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

About Gap Inc.

Gap Inc. is a leading global specialty retailer offering clothing, accessories, and personal care products for men, women, children, and babies under the Gap, Banana Republic, Old Navy, Piperlime, and Athleta brands. Fiscal year 2010 net sales were $14.7 billion. Gap Inc. products are available for purchase in over 90 countries worldwide through about 3,100 company-operated stores, about 175 franchise stores, and e-commerce sites. For more information, please visit www.gapinc.com.

Investor Relations Contact:

Mike Jenkins

(415) 427-4454

investor_relations@gap.com

Media Relations Contact:

Emily Russel

(415) 427-6230

press@gap.com

The Gap, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

UNAUDITED

($ in millions)	April 30, 2011	May 1, 2010
ASSETS
Current assets:
Cash and cash equivalents	$2,417	$2,056
Short-term investments	50	425
Merchandise inventory	1,713	1,534
Other current assets	690	649

Total current assets	4,870	4,664
Property and equipment, net	2,559	2,585
Other long-term assets	598	696

Total assets	$8,027	$7,945

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,053	$1,052
Accrued expenses and other current liabilities	952	894
Income taxes payable	85	145

Total current liabilities	2,090	2,091

Long-term liabilities:
Long-term debt	1,246	—
Lease incentives and other long-term liabilities	920	947

Total long-term liabilities	2,166	947

Total stockholders’ equity	3,771	4,907

Total liabilities and stockholders’ equity	$8,027	$7,945

The Gap, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

UNAUDITED

	13 Weeks Ended
($ and shares in millions except per share amounts)	April 30, 2011	May 1, 2010
Net sales	$3,295	$3,329
Cost of goods sold and occupancy expenses	1,991	1,928

Gross profit	1,304	1,401
Operating expenses	918	927

Operating income	386	474
Interest, net	5	(11)

Income before income taxes	381	485
Income taxes	148	183

Net income	$233	$302

Weighted-average number of shares - basic	583	668
Weighted-average number of shares - diluted	588	676

Earnings per share - basic	$0.40	$0.45
Earnings per share - diluted	$0.40	$0.45

The Gap, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

UNAUDITED

	13 Weeks Ended
($ in millions)	April 30, 2011	May 1, 2010
Cash flows from operating activities:
Net income	$233	$302
Depreciation and amortization (a)	129	147
Change in merchandise inventory	(80)	(58)
Other, net	(51)	(62)

Net cash provided by operating activities	231	329

Cash flows from investing activities:
Purchases of property and equipment	(127)	(107)
Purchases of short-term investments	—	(325)
Maturities of short-term investments	50	125
Change in restricted cash	—	2
Change in other long-term assets	(2)	—

Net cash used for investing activities	(79)	(305)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	1,246	—
Payments of long-term debt issuance costs	(11)	—
Proceeds from share-based compensation, net of withholding tax payments	28	45
Repurchases of common stock	(518)	(299)
Excess tax benefit from exercise of stock options and vesting of stock units	10	8
Cash dividends paid	(66)	(67)

Net cash provided by (used for) financing activities	689	(313)

Effect of foreign exchange rate fluctuations on cash	15	(3)

Net increase (decrease) in cash and cash equivalents	856	(292)
Cash and cash equivalents at beginning of period	1,561	2,348

Cash and cash equivalents at end of period	$2,417	$2,056

(a)	Depreciation and amortization is net of amortization of lease incentives.

The Gap, Inc.

SEC REGULATION G

UNAUDITED

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

	13 Weeks Ended
($ in millions)	April 30, 2011	May 1, 2010
Net cash provided by operating activities	$231	$329
Less: purchases of property and equipment	(127)	(107)

Free cash flow (a)	$104	$222

(a)	Free cash flow is a non-GAAP financial measure. We believe free cash flow is an important metric because it represents a measure of how much cash a company has available for discretionary and non-discretionary items after the deduction of capital expenditures, as we require regular capital expenditures to build and maintain stores and purchase new equipment to improve our business. We use this metric internally, as we believe our sustained ability to generate free cash flow is an important driver of value creation. However, this non-GAAP financial measure is not intended to supersede or replace our GAAP results.